Exhibit 99.1

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

OHIO INDEMNITY COMPANY ENGAGES FIRM

TO CONDUCT STATUTORY AUDIT

COLUMBUS, Ohio (April 4, 2005) Ohio Indemnity Company (“Ohio Indemnity”), a wholly-owned subsidiary of Bancinsurance Corporation, announced today it has engaged Skoda, Minotti & Co. to conduct an audit of the 2003 and 2004 statutory financial statements of Ohio Indemnity.

Skoda, Minotti & Co. is expected to complete their audit in May 2005. Ohio Indemnity intends to file its audited statutory financial statements for the years ended December 31, 2003 and 2004 with the National Association of Insurance Commissioners, A.M. Best Company, and all 48 states where Ohio Indemnity is licensed, by June 1, 2005.

John Sokol, President, stated “Skoda, Minotti & Co. has specific experience in reinsurance accounting and several of Ohio Indemnity’s niche markets, including bail bonds, collateral protection, and waste surety bonds. Skoda, Minotti’s professional reputation coupled with their understanding of our business makes them well-qualified to conduct this statutory audit.”

Skoda, Minotti & Co.

Skoda, Minotti & Co. (Mayfield Heights, Ohio) is a regional accounting, tax and financial services firm. The firm’s clients range from closely-held businesses to public companies. Skoda, Minotti & Co. was recently recognized by INSIDE Public Accounting as one of the country’s best-managed public accounting firms and was included in the Inc. 500 list of the fastest-growing private companies in the country in 2004.